Exhibit 99.1

Non-binding English translation of Announcement about the Offer Price

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Announcement about the price (procedure for determining the price) of securities placement

1. General information
1.1. Issuer’s full company name	Open Joint Stock Company Federal Grid
Company of Unified Energy System
1.2. Issuer’s abbreviated corporate name	JSC "FGC UES"
1.3. Issuer’s address	117630 Moscow Akademika Chelomeya St. 5A
1.4. Issuer’s OGRN	1024701893336
1.5. Issuer’s TIN	4716016979
1.6. Issuer’s unique code assigned by the registration authority	65018-D
1.7. Webpage on the Internet used by the Issuer for disclosing information	http://www.fsk-ees.ru http://www.e- disclosure.ru/portal/company.aspx?id=379

2. Announcement content
2.1. Information about the commencement date of securities placement shall contain:
2.1.1. Kind, category (type), series and other identifying characteristics of securities to be placed:
Ordinary registered uncertified shares.
2.1.2. Redemption date (for the Issuer’s bonds and options): Securities to be placed are not the Issuer’s bonds or options.
2.1.3. State registration number of the securities issue (additional issue) and its State registration date: 1-01-65018-D, November 21, 2013.
2.1.4. Registration authority that performed the State registration of the securities issue (additional issue): Bank of Russia.
2.1.5. Amount of securities to be placed and nominal value (if prescribed by the Russian Federation legislation) of each security to be placed: 9,431,399,773 (nine billion four hundred and thirty-one million three hundred and ninety-nine thousand seven hundred and seventy-three) shares, with nominal value of RUB 0.50 each.
2.1.6. Placement procedure (via public or private subscription), and in the event of securities placement via private subscription - potential buyers of securities: Public subscription.

2.1.7. Term (commencement date and end date) of securities placement or procedure for its determination:
Placement commencement date or procedure for its determination: December 17, 2013 (by Resolution of Chairman of the Management Board of JSC “FGC UES” of December 16, 2013 (Order No.762 of December 16, 2013)).
Placement end date or procedure for its determination:
Placement end date is February 20, 2014 or the date of placement of the last share of the issue, whichever is the earlier date.
2.1.8. Form of payment for issue-grade securities to be placed: Payment in monetary form. Non-cash settlements.
2.1.9. The offering price of issue-grade securities or procedure for its determination in a formula with variables that are not subject to change at the Issuer’s discretion or by stating that the offering price (prices) is determined via competitive bidding during which they are placed: The offering price of shares to be issued, including to persons with the pre-emptive right to purchase additionally placed shares, is determined as RUR 0.50 for 1 (one) additional ordinary registered share.
2.1.10. In the event that subject to the procedure for determining the offering price of issue-grade securities established by the registered resolution on the issue (additional issue) of securities, the offering price of issue-grade securities in digital value is determined by the Issuer before the securities placement commencement date - the Issuer’s executive body that passed the resolution on determining the offering price of issue-grade securities, the date of such resolution, the date and the number of the minutes of the meeting of the Issuer’s executive body that resolved to determine the offering price, if the specified body is the Issuer’s collegial executive body: Resolution of the Board of Directors of JSC “FGC UES” of December 13, 2013 (Minutes No.207 of December 16, 2013).
2.1.11. In the event that subject to the procedure for determining the offering price of issue-grade securities established by the registered resolution on the issue (additional issue) of securities, the offering price (prices) of issue-grade securities is determined by the Issuer in the course of competitive bidding - the procedure and terms of such competitive bidding: The offering price shall not be determined via competitive bidding.

3. Signature
3.1. Deputy Chairman of the Management Board
JSC "FGC UES" (power of attorney
№ 600-13 of November 14, 2013).	/s/	M.G. Tikhonova
(Signature)
3.2. December 16, 2013.	Seal